PROMISSORY NOTE

$200,000 US Currency	March 3, 2015

FOR VALUE RECEIVED, American Brewing Company, Inc. (hereinafter referred to as the “Maker”) promises to pay to the order of NUWA Group, LLC, (“Holder”), in lawful money of the United States of America, the principal sum of up to Two Hundred Thousand Dollars ($200,000), or so much thereof as may be hereafter disbursed, together with interest thereon from date set forth above at the rate of Ten Percent (10%) percent per annum, simple interest, until maturity.

SECTION ONE - TERMS

The funding and repayment terms of this note shall be as follows:

a)       An initial amount of Thirty Eight Thousand, Five Hundred Dollars ($38,500) shall be funded upon execution of this Note. The remaining One Hundred Sixty One Thousand, Five Hundred Dollars ($161,500) shall be funded at the option of the Maker upon the closing of the asset purchase transaction between B&R Liquid Adventure, LLC and Maker.

b)       The entire principal amount of this Note shall be due and payable on March 3, 2020, which is five years from the Effective Date of this Promissory Note.

c)       Interest shall accrue and be due and payable each calendar quarter beginning on June 30, 2015, at the interest rate of 10% per annum. Each quarterly interest payment shall be due within 15 business days of the end of each quarter, and shall be paid by check or wire transfer to “NUWA Group, LLC”. The indebtedness evidenced by this Note, including all principal and accrued interest, may be prepaid in whole or in part at any time without penalty or premium.

d)       If Maker closes a round of funding in an amount of Two Million Dollars ($2,000,000) or more during the term of this Note, the outstanding principal and interest of the Note shall be paid out of the proceeds of such funding.

SECTION TWO - USE OF FUNDS

The funds loaned under this Promissory Note will be immediately deposited in to the Makers bank account to be used for Maker’s purchase of B&R Liquid Adventure, LLC.

SECTION THREE - REMEDIES

In the event any payment is not made within fifteen (15) days of its due date, the Maker shall pay a late fee of five (5.0%) percent of the amount of the payment, provided that only one (1) such late charge may be collected on any particular payment however long that payment shall remain past due.

Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

SECTION FOUR - RISKS

IN MAKING A DECISION TO LEND FUNDS SUBSCRIBERS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE NOTE INSTRUMENT, INCLUDING THE MERITS AND RISKS INVOLVED. A LOAN IN A NEW COMPANY IS CONSIDERED TO BE A HIGH RISK.

The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of this Promissory Note and of making an informed financial decision, and does not require a Company representative in evaluating the merits and risks, or has relied upon the advice of a Company representative.

The Holder has been given the opportunity to ask question of and to receive answers from persons acting on the Company’s behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. As a result, Holder is cognizant of the financial condition, capitalization, use of proceeds from this financing and the operations and financial condition of Company, has available full information concerning their affairs and has been able to evaluate the merits and risks of the Promissory Note.

SECTION FIVE - NOTICE

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

SECTION SIX - OTHER TERMS

Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of any state thereof, against the enforcement and collection of the obligations evidenced by this Note.

This Note may not be assigned by either party hereto without the prior written consent of the other.

This Note shall be governed by the laws of the State of Washington, United States of America.

In witness whereof, the Parties have executed this Promissory Note as of the date set forth above

American Brewing Company, Inc.		NUWA Group, LLC

Signed:	/s/ Neil Fallon	Signed:	/s/ Kevin Fickle
By:	Neil Fallon	By:	Kevin Fickle
Its:	President	Its:	Managing Member